EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of SR Bancorp, Inc. on Form S-8 No. (333-270489) of our report dated June 27, 2025 on our audits of the financial statements of Somerset Regal Bank 401(k) Retirement Plan as of December 31, 2024 and 2023 and for the year ended year end December 31, 2024 and supplemental schedules as of the year end December 31, 2024, which report is included in this Annual Report on Form 11-K to be filed on or about June 27, 2025.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
June 27, 2025